Exhibit 3.1

ARTICLES OF INCORPORATION

OF

USCB FINANCIAL HOLDINGS, INC.

The undersigned, being of legal age and desiring to form a corporation pursuant to the provisions of the Florida Business Corporation Act, as amended, executes the following Articles of Incorporation.

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is USCB Financial Holdings, Inc. The address of the Corporation’s principal place of business is 2301 NW 87th Avenue, Doral 33172, in the County of Miami-Dade and State of Florida.

ARTICLE II

The objects, purposes, and powers for which the Corporation is organized are as follows:

(1) to purchase or otherwise acquire, to own and to hold the stock of banks and other corporations, and to do every act and thing covered generally by the denominations “holding corporation”, “bank holding company”, and “financial holding company”, and especially to direct the operations of other entities through the ownership of stock or other interests therein;

(2) to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, mortgage, pledge, hypothecate or otherwise transfer or dispose of stock, scrip, warrants, rights, bonds, securities or evidences of indebtedness issued or guaranteed by any other corporations, partnerships, limited liability companies, or trusts, or any bonds or evidences of indebtedness of the United States or any other country or jurisdiction, or any state, district, territory, dependency or county or subdivision or municipality thereof, and to issue and exchange therefor cash, capital stock, bonds, notes or other securities, evidences of indebtedness or obligations of the Corporation and while the owner thereof to exercise all rights, powers and privileges of ownership, including the right to vote on any shares of stock, voting trust certificates or other instruments so owned; and

(3) to transact any business, to engage in any lawful act or activity and to exercise all powers permitted to corporations by the Florida Business Corporation Act, as the same exists or may hereafter be amended.

The enumeration herein of the objects, purposes, and powers of the Corporation shall not be deemed to exclude or in any way limit by inference any powers, objects or purposes that the Corporation is empowered to exercise, whether expressly, by purpose or by any of the laws of the State of Florida or any reasonable construction of such laws.

ARTICLE III

The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 68,600,000, consisting of (i) 53,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), and (ii) 15,600,000 shares of preferred stock, par value $1.00 per share, except as set forth below or any articles of amendment of any classes or series of preferred stock (the “Preferred Stock”).

A.	Common Stock

The Common Stock shall consist of two classes of stock: (1) 45,000,000 shares of Class A Voting Common Stock, par value $1.00 per share (the “Voting Common Stock”) and (ii) 8,000,000 shares of Class B Non-Voting Common Stock, par value $1.00 per share (the “Non-Voting Common Stock”).

Unless otherwise indicated, references to “sections” or “subsections” in this Paragraph A of this Article III refer to sections and subsections of this Paragraph A of this Article III.

1.	General

(a)The dividend, liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any classes or series of Preferred Stock. Except as set forth below, all shares of Common Stock (whether Voting Common Stock or Non-Voting Common Stock) will be identical and will entitle the holders thereof to the same rights and privileges.

(b) Definitions. For purposes of this Paragraph A of this Article III, the following terms shall have the meanings indicated:

(i) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, including as such term is defined in Section 2(k) of the federal Bank Holding Company Act of 1956, as amended. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(ii) “Beneficially own,” “beneficial owner” and “beneficial ownership” and similar terms are defined in Rules 13d-3 and 13d-5 of the Exchange Act.

(iii) “Business Day” means any day other than a Saturday or Sunday, a day on which, in the County of Miami-Dade, State of Florida, banking institutions generally are authorized or obligated by law or executive order to be closed.

(iv) “Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the shares of the Non-Voting Common Stock, and its successors and assigns.

(v) “Conversion Date” means, with respect to any given share of Non-Voting Common Stock, the date on which such share of Non-Voting Common Stock has been converted pursuant to Section 3(c)(i).

(vi) “Converted Stock Equivalent Amount” means, for each share of Non-Voting Common Stock, 0.2 share of Voting Common Stock; provided that if, after issuance of any Non-Voting Common Stock, the Corporation subdivides or splits its outstanding shares of Voting Common Stock, including by way of a dividend or distribution of Voting Common Stock, or combines its outstanding shares of Voting Common Stock into a lesser number of shares, the “Converted Stock Equivalent Amount” with respect to such issued and outstanding shares of Non-Voting Common Stock shall be proportionately adjusted as if such action applied to the shares of Voting Common Stock represented by the Converted Stock Equivalent Amount.

(vii) “DTC” shall have the meaning set forth in Section 3(c)(ii).

(viii) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(ix) “Holder” means the Person in whose name shares of the Voting Common Stock or the Non-Voting Common Stock, as the case may be, are registered, who may be treated by the Corporation, Transfer Agent, registrar, paying agent and Conversion Agent as the absolute owner of such stock for all purposes.

(x) “Liquidation Event” means any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation.

(xi) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(xii) “Senior Stock” means any class or series of capital stock of the Corporation the terms of which expressly provide that such class or series will rank senior to the Voting Common Stock and the Non-Voting Common Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding-up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

(xiii) “Transfer” means any sale, transfer, assignment or other disposition (including by merger, reorganization, operation of law or otherwise).

(xiv) “Transfer Agent” means initially the Corporation acting as transfer agent, registrar, paying agent and Conversion Agent and its successors and assigns and thereafter any Person appointed by the Corporation as Transfer Agent.

(xv) “Transfer Certification” shall have the meaning set forth in Section 3(c)(ii).

(xvi) “Voting Group” has the meaning set forth in Section 607.01401(31), Florida Statutes.

(xvii) “Voting Securities” means capital stock of the Corporation that is then entitled to vote generally in the election of directors of the Corporation.

2.	Voting Common Stock

(a) Voting Rights. The Holders of record of the Voting Common Stock are entitled to one (1) vote per share on all matters to be voted on by the Corporation’s shareholders; provided, that, except as otherwise required by law, Holders of Voting Common Stock, as such, shall not be entitled to vote on any amendment to any provision of these Articles of Incorporation that relates solely to the terms of one or more outstanding classes or series of Preferred Stock or the Non-Voting Common Stock if these Articles of Incorporation provide that only the holders of one or more classes or series of stock of the Corporation not including the Voting Common Stock are entitled to vote thereon.

(b) Dividends. Dividends may be declared and paid on the Voting Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors of the Corporation (the “Board of Directors”) in its sole discretion, subject to applicable provisions of Federal and Florida law and of these Articles of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Non-Voting Common Stock and any shares of Preferred Stock authorized, issued and outstanding hereunder.

(c) Liquidation Rights.

(i) Liquidation. In the event of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation and after any payment of the prior preferences and other rights of any Senior Stock shall have been made or irrevocably set apart for payment, the assets of the Corporation legally remaining available for distribution to the Corporation’s shareholders shall be distributed pro rata among (A) the Holders of Voting Common Stock, (B) the Holders of Non-Voting Common Stock (with each such Holder of Non-Voting Common Stock being treated for this purpose as holding the number of whole shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of such shares of Non-Voting Common Stock immediately prior to such Liquidation Event), and (C) the Holders of any other securities of the Corporation having the right to participate in such distributions upon the occurrence of a Liquidation Event, in accordance with the respective terms thereof.

(ii) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 2(c), the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders of Voting Common Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a Liquidation Event.

3.	Non-Voting Common Stock

(a) Dividends.

(i) General. Each share of Non-Voting Common Stock shall be entitled to receive, if, as and when declared by the Board of Directors or any duly authorized committee thereof, but only out of assets legally available therefor, dividends or distributions of the same amount, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of Voting Common Stock equal to the Converted Stock Equivalent Amount (rounding any fractional shares resulting from such computation to the nearest whole number), such that no share of Voting Common Stock shall receive a dividend or distribution unless equivalent dividends or distributions (as described above) are also made with respect to each share of Non-Voting Common Stock, taking into account any adjustment to the Converted Stock Equivalent Amount as provided herein; provided, that the foregoing shall not apply to any dividend or distribution payable in Voting Common Stock that results in an adjustment in the Converted Stock Equivalent Amount, as set forth in Section 1(b)(vi) in the definition of “Converted Stock Equivalent Amount.” The Corporation shall not declare a dividend or distribution on the shares of the Voting Common Stock unless a dividend or distribution (as described above) is also declared on the shares of Non-Voting Common Stock in accordance with this Section 3(a)(i). Notwithstanding anything set forth in this Section 3(a)(i), if any dividend or distribution is payable in rights or warrants to subscribe for Voting Common Stock or purchase Voting Common Stock pursuant to a conversion feature in a debt or equity security, the corresponding dividend or distribution payable on the Non-Voting Common Stock shall consist of an identical right or warrant, except that such right or warrant shall be a right or warrant to subscribe for a number of shares of Non-Voting Common Stock equal to the number of shares of Voting Common Stock that would otherwise be subject to such right or warrant. The Non-Voting Common Stock shall have no fixed dividend rate. Each declared dividend or distribution shall be payable to the Holders of record of Non-Voting Common Stock at the same time as dividends or distributions are payable to the Holders of record of Voting Common Stock. The record dates for dividends or distributions to the Holders of Non-Voting Common Stock shall be the same as the record dates for the Voting Common Stock, and vice-versa. The Corporation shall not declare or pay a dividend or distribution to the Holders of the Non-Voting Common Stock other than as expressly provided in this Section 3(a)(i).

(ii) Priority of Dividends. The Non-Voting Common Stock shall rank junior with regard to dividends to the Senior Stock. The Non-Voting Common Stock shall have the same priority, with regard to dividends, as the Voting Common Stock.

(b) Liquidation Rights.

(i) Liquidation. In the event of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation and after any payment of the prior preferences and other rights of any Senior Stock shall have been made or irrevocably set apart for payment, the assets of the Corporation legally remaining available for distribution to the Corporation’s shareholders shall be distributed pro rata among (A) the Holders of Voting Common Stock, (B) the Holders of Non-Voting Common Stock (with each such Holder of Non-Voting Common Stock being treated for this purpose as holding the number of whole shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of such shares of Non-Voting Common Stock immediately prior to such Liquidation Event), and (C) the Holders of any other securities of the Corporation having the right to participate in such distributions upon the occurrence of a Liquidation Event, in accordance with the respective terms thereof.

(ii) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 3(b), the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders of Non-Voting Common Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a Liquidation Event.

(c) Transfers and Conversion.

(i) Transfers; Conversion Upon Certain Transfers. The Non-Voting Common Stock may be Transferred only: (A) to an Affiliate of the Holder of Non-Voting Common Stock or to the Corporation; (B) pursuant to a widespread public distribution of Common Stock (including a transfer to an underwriter for the purpose of conducting a widespread public distribution or pursuant to Rule 144 under the Securities Act of 1933, as amended); (C) if no transferee (or group of associated transferees) would receive 2% or more of any class of Voting Securities or (D) to a transferee that would control more than 50% of the Voting Securities without any transfer from the transferor.

Each share of Non-Voting Common Stock shall automatically convert into a number of shares of Voting Common Stock equal to the Converted Stock Equivalent Amount immediately following a Transfer of the type described in clauses (B), (C) or (D) of this Section 3(c)(i). Each certificate representing shares of Non-Voting Common Stock in respect of which a conversion has occurred in accordance with this Section 3(c)(i) shall be deemed to represent the number of shares of Voting Common Stock into which such shares of Non-Voting Common Stock have so converted.

(ii) Transfer Procedures. Upon the physical surrender to the Corporation (or, if the Transfer Agent is not the Corporation, the Transfer Agent) of the certificate representing shares of Non-Voting Common Stock converted pursuant to Section 3(c)(i) above, together with a written certification to the effect that such shares are being Transferred in accordance with clauses (B), (C) or (D) of Section 3(c)(i) above (a “Transfer Certification”), the Corporation will, or will cause the Transfer Agent to, issue and deliver a new certificate, registered as the Holder of Non-Voting Common Stock making the transfer may request, representing the aggregate number of shares of Voting Common Stock issued upon conversion of the shares of Non-Voting Common Stock being Transferred (provided that, if the transfer agent for the Common Stock is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and the transferee is eligible to receive shares through DTC, the Transfer Agent shall instead credit such number of full Voting Common Stock to such transferee’s balance account with DTC through its Deposit/Withdrawal at Custodian system). In the event that less than all of the shares of Non-Voting Common Stock represented by a certificate are Transferred pursuant to clauses (B), (C) or (D) of Section 3(c)(i) above, the Corporation shall promptly issue a new certificate registered in the name of the transferor Holder of Non-Voting Common Stock representing such remaining shares of Non-Voting Common Stock not subject to such Transfer.

(iii) No Responsibility of the Corporation. In connection with any Transfer or conversion of any shares of Non-Voting Common Stock pursuant to or as permitted by Section 3(c)(i):

(A) The Corporation shall be under no obligation to make any investigation of facts.

(B) Except as otherwise required by law, neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith in connection with the registration of any such Transfer or the issuance of shares of Voting Common Stock in connection with any such conversion.

(iv) Legend. Every certificate representing shares of Non-Voting Common Stock shall bear a legend on the face thereof providing as follows:

“THE SHARES OF NON-VOTING COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO PROVISIONS WITH RESPECT TO, INCLUDING RESTRICTIONS ON PERMITTED SALE, ASSIGNMENT OR OTHER TRANSFER SET FORTH IN ARTICLE III, PARAGRAPH A, SECTION 3(C)(I), AND ARTICLE X, OF THE CORPORATION’S ARTICLES OF INCORPORATION, INCLUDING A PROVISION PROVIDING FOR AUTOMATIC CONVERSION OF SHARES OF NON-VOTING COMMON STOCK INTO SHARES OF VOTING COMMON STOCK UPON CERTAIN SALES, ASSIGNMENTS OR OTHER TRANSFERS OF THE SHARES.”

(v) No Effect on Other Obligations. Nothing contained in this Section 3(c) shall be deemed to eliminate or otherwise modify any other requirements applicable to Transfers under these Articles of Incorporation or applicable law.

(vi) Conversion Date. Effective immediately prior to the close of business on the Conversion Date, dividends shall no longer be declared on any such converted shares of Non-Voting Common Stock, and such shares of Non-Voting Common Stock shall represent only the right to receive shares of Voting Common Stock issuable upon conversion of such shares; provided, that Holders of Non-Voting Common Stock shall have the right to receive any declared and unpaid dividends as of the Conversion Date on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof.

(vii) Record Holder as of Conversion Date. The Person or Persons entitled to receive shares of Voting Common Stock issuable upon conversion of Non-Voting Common Stock on any applicable Conversion Date shall be treated for all purposes as the record Holder(s) of such shares of Voting Common Stock immediately upon Conversion in accordance with Section 3(c)(i).

(d) Voting Rights.

(i) General. The Holders of Non-Voting Common Stock shall be entitled to notice of and attendance at all shareholder meetings at which Holders of shares of Voting Common Stock shall be entitled to vote; provided, that notwithstanding any such notice, except as required by applicable law or as expressly set forth herein, the Holders of Non-Voting Common Stock shall not be entitled to vote on any matter presented to the shareholders of the Corporation for their action or consideration, including the election of directors of the Corporation.

(ii) Protective Consent Rights. In addition to any approval rights that may be required by applicable law, the consent of the Holders of Non-Voting Common Stock representing a majority of the number of shares of Non-Voting Common Stock then issued and outstanding, given in person or by proxy, either in writing or by vote, at a special or annual meeting, voting or consenting as a separate class, shall be necessary to: (A) amend, alter or repeal (including by merger, consolidation or otherwise) any provision of these Articles of Incorporation that significantly and adversely affects the rights, preferences or terms of the Non-Voting Common Stock contained herein in a manner that is different from the effect of such amendment, alteration or repeal on the Voting Common Stock or (B) liquidate, dissolve or windup the business and affairs of the Corporation.

(iii) Action by Written Consent. Any action, including any vote required or permitted to be taken at any annual or special meeting of shareholders of the Corporation, that requires a separate vote of the Holders of Non-Voting Common Stock voting as a Voting Group, may be adopted or taken by such Holders without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so adopted or taken, are signed by Holders of Non-Voting Common Stock having not less than the minimum number of votes that would be required to adopt or take such action at a meeting at which all shares of Non-Voting Common Stock entitled to vote thereon were present and voted, and is delivered to the Corporation by delivery to the Corporate Secretary of the Corporation at its principal executive office.

(e) Subdivision; Stock Splits; Combinations. The Corporation shall not at any time subdivide (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Non-Voting Common Stock into a greater number of shares, or combine (by combination, reverse stock split or otherwise) its outstanding shares of Non-Voting Common Stock into a smaller number of shares.

(f) Reclassification, Consolidation, Merger or Sale. In the event of any merger, consolidation, share exchange, reclassification or other similar transaction in which the shares of Voting Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Non-Voting Common Stock will at the same time be similarly exchanged or changed in an amount equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, based upon the Converted Stock Equivalent Amount immediately prior to such transaction; provided that at the election of such Holder of Non-Voting Common Stock, any securities issued with respect to the Non-Voting Common Stock shall be non-voting securities under the resulting corporation’s organizational documents and the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the Holders of at least a majority of the Non-Voting Common Stock then outstanding) and take such actions necessary to ensure that Holders of the Non-Voting Common Stock shall retain securities with substantially the same privileges, limitations and relative rights as the Non-Voting Common Stock. Subject to the foregoing, in the event the Holders of Voting Common Stock are provided the right to convert or exchange Voting Common Stock for stock or securities, cash and/or any other property, then the Holders of the Non-Voting Common Stock shall be provided the same right based upon the Converted Stock Equivalent Amount immediately prior to such transaction. In the event that the Corporation offers to repurchase shares of Voting Common Stock from its shareholders generally, the Corporation shall offer to repurchase Non-Voting Common Stock pro rata based upon the Converted Stock Equivalent Amount of such Holders of Non-Voting Common Stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Voting Common Stock, the Corporation shall provide the Holders of the Non-Voting Common Stock the right to participate based upon the Converted Stock Equivalent Amount immediately prior to such offering; provided that at the election of such Holder, any shares issued with respect to the Non-Voting Common Stock shall be issued in the form of Non-Voting Common Stock rather than Voting Common Stock.

(g) Unissued or Reacquired Shares. Shares of Non-Voting Common Stock that have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall, upon the taking of any action required by law, automatically revert to authorized but unissued shares of Non-Voting Common Stock.

(h) Reservation of Voting Common Stock.

(i) Sufficient Shares. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Voting Common Stock or shares of Voting Common Stock acquired by the Corporation, solely for issuance upon the conversion of shares of Non-Voting Common Stock as provided in this Article III, Paragraph A, Section 3, free from any preemptive or other similar rights, such number of shares of Voting Common Stock as shall from time to time be issuable upon the conversion of all the shares of Non-Voting Common Stock then outstanding.

(ii) Free and Clear Delivery. All shares of Voting Common Stock delivered upon conversion of the shares of Non-Voting Common Stock, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders thereof).

(iii) Compliance with Law. Prior to the delivery of any Voting Common Stock that the Corporation shall be obligated to deliver upon conversion of the Non-Voting Common Stock, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(i) Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, registrar and paying agent, as applicable, for the Common Stock shall initially be the Corporation. The Corporation may appoint a successor Transfer Agent that shall accept such appointment prior to the effectiveness of such removal. Upon any such appointment, the Corporation shall send notice thereof to the Holders of Common Stock.

(j) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace any certificate that becomes destroyed, stolen or lost, at the Holder’s expense, upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity and bond that may be required by the Transfer Agent or the Corporation.

(k) No Closing of Books; Cooperation. The Corporation shall not close its books against the Transfer of shares of Non-Voting Common Stock or of shares of Voting Common Stock issued or issuable upon conversion of Non-Voting Common Stock in any manner which interferes with the timely conversion of Non-Voting Common Stock. The Corporation shall assist and cooperate with any Holder of Non-Voting Common Stock required to make any governmental filings or obtain any governmental approval or non-objection prior to or in connection with any conversion of Non-Voting Common Stock hereunder (including, without limitation, making any governmental filings required to be made by the Corporation), but the Corporation shall not be obligated to reimburse any such Holder for expenses incurred in connection therewith.

(l) Taxes.

(i) Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Non-Voting Common Stock or Voting Common Stock issued on account of Non-Voting Common Stock pursuant hereto or certificates representing such shares; provided, that the Corporation shall not be required to pay any such tax that may be payable in respect of any Transfer involved in the issuance or delivery of shares in a name other than that in which the shares of Non-Voting Common Stock involved were registered, or in respect of any payment to any Person other than a payment to the registered Holder thereof, and shall not be required to make any such issuance or delivery unless and until it is satisfied that any such tax for which the Corporation is not responsible has been or will be paid.

(ii) Withholding. All payments and distributions (or deemed distributions) on the shares of Non-Voting Common Stock (and on the shares of Voting Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders thereof.

B.	Preferred Stock

1.	General

Subject to applicable law, to these Articles of Incorporation and to the Corporation’s Bylaws, the Board of Directors is authorized, at any time or from time to time, to issue Preferred Stock and: (i) to provide for the issuance of shares of Preferred Stock in one or more classes or series, and any restrictions on the issuance or reissuance of any additional Preferred Stock; (ii) to determine the designation for any such classes or series by number, letter or title that shall distinguish such classes or series from any other classes or series, respectively, of Preferred Stock; (iii) to establish from time to time the number of shares to be included in any such class or series, including a determination that such class or series shall consist of a single share, or that the number of shares shall be decreased (but not below the number of shares thereof then outstanding); and (iv) to determine with respect to the shares of any class or series of Preferred Stock the terms, powers, preferences, qualifications, limitations, restrictions and relative, participating, optional or other special rights of the shares of such class or series of Preferred Stock, including, but not limited to:

(a) whether, with respect to shares entitled to dividends, the holders thereof shall be entitled to cumulative, noncumulative or partially cumulative dividends, the dividend rate or rates (including the methods and procedures for determining such rate or rates), and any other terms and conditions relating to such dividends (including the relation which such dividends shall bear to the dividends payable on any other class or series of the Corporation’s capital stock);

(b) whether, and, if so, to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the voluntary or involuntary liquidation, dissolution or winding-up of, or upon any distribution of the assets of, the Corporation;

(c) whether, and, if so, upon what terms and conditions, such shares shall be convertible into, or exchangeable for, other securities or property;

(d) whether, and, if so, upon what terms and conditions, such shares shall be redeemable by the Corporation;

(e) whether the shares shall be subject to any sinking fund provided for the purchase or redemption of such shares and, if so, the terms and amount of such fund;

(f) whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof; and

(g) whether the holders thereof shall be entitled to other relative, participating, optional or other special powers, preferences or rights and, if so, the qualifications, limitations and restrictions of such preferences or rights.

ARTICLE IV

The term for which the Corporation shall exist shall be perpetual.

ARTICLE V

A. Management. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The initial Board of Directors of the Corporation shall consist of seven (7) directors. The name and street address of the initial director of this Corporation is:

Name	Address
Luis de la Aguilera	2301 NW 87th Avenue, Doral, Florida 33172
Aida Levitan	2301 NW 87th Avenue, Doral, Florida 33172
Ramón Abadin	2301 NW 87th Avenue, Doral, Florida 33172
Howard P. Feinglas	2301 NW 87th Avenue, Doral, Florida 33172
Bernardo Fernandez, M.D.	2301 NW 87th Avenue, Doral, Florida 33172
Wayne K. Goldstein	2301 NW 87th Avenue, Doral, Florida 33172
W. Kirk Wycoff	2301 NW 87th Avenue, Doral, Florida 33172

B. Number of Directors; Election; Tenn. Subject to the rights of holders of any class or series of Preferred Stock with respect to the election of directors, the number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Notwithstanding the foregoing provisions of this Section B, and subject to the rights of holders of any class or series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

C. Removal. Subject to the rights of holders of any class or series of Preferred Stock with respect to the election of directors, a director may be removed from office by the affirmative vote of holders of shares of capital stock issued and outstanding and entitled to vote in an election of Directors representing at least a majority of the votes entitled to be cast thereon, and then, only for cause:

D. Amendment of Bylaws. Subject to the restrictions set forth in these Articles of Incorporation, the power to adopt, amend or repeal the Bylaws of the Corporation may be exercised by the Board of Directors.

ARTICLE VI

A. No Action by Written Consent of Shareholders. Except as otherwise expressly provided by the terms of the Non-Voting Common Stock and any class or series of Preferred Stock permitting the holders of the Non-Voting Common Stock or such class or series of Preferred Stock, as the case may be, to act by written consent, any action required or permitted to be taken by shareholders of the Corporation must be effected at a duly called annual or special meeting of the shareholders and may not be effected by written consent in lieu of a meeting.

B. Special Meetings. Except as otherwise expressly provided by the terms of any class or series of Preferred Stock permitting the holders of such class or series of Preferred Stock to call a special meeting of the holders of such class or series, special meetings of shareholders of the Corporation may be called by the Board of Directors or any one or more shareholders owning, in the aggregate, not less than ten percent of the Voting Common Stock. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

C. Fractional Shares. Shares of Common Stock or Preferred Stock may be issued in fractions of a share which shall entitle the holder thereof, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of shares of such Common Stock or Preferred Stock, as the case may be.

D. Exclusion of Statutory Provisions Relating to Affiliate Transactions and Control Share Acquisitions. Sections 607.0901 and 607.0902 of the Florida Business Corporation Act shall not apply to the Corporation.

E. Notices. Unless otherwise provided herein, all notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or five days after its deposit in the U.S. mail if sent by registered or certified mail with postage prepaid, or the date shown on the return receipt if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee, addressed: (i) if to the Corporation, to the principal executive office of the Corporation or to the transfer agent at its principal office in the United States of America, (ii) if to any holder, to such holder at the address of such holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

ARTICLE VII

A. Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) the directors, officers, employees and agents of the Corporation (and any other persons to which the applicable provisions of the Florida Business Corporation Act or any other applicable law not in conflict therewith permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors, or otherwise.

B. Priority of Indemnification. The Corporation acknowledges that the directors nominated by the Priam Capital Fund II, LP. (“Priam”) and Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. (collectively, “Patriot”) (each an “Investor Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Priam and Patriot and/or certain of their respective affiliates (collectively, the “Investor Indemnitors”). The Corporation hereby agrees (1) that it is the indemnitor of first resort (i.e., its obligations to each Investor Director are primary and any obligation of Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Investor Director are secondary), and (2) that it shall be required to advance the full amount of expenses incurred by each Investor Director and shall be liable for the full amount of all expenses and liabilities, in each case, to the extent permitted by law, without regard to any rights an Investor Director may have against any Investor Indemnitor. The Corporation further agrees that no advancement or payment by any Investor Indemnitor on behalf of any Investor Director with respect to any claim for which such Investor Director has sought indemnification from the Corporation shall affect the foregoing and Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Corporation.

C. Limitation of Personal Liability. To the fullest extent permitted by applicable law as the same exists or hereafter may be amended, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If applicable provisions of the Florida Business Corporations Act or any other applicable law not in conflict therewith are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the applicable provisions of the Florida Business Corporations Act and such other applicable law, as so amended. No amendment, modification or repeal of this paragraph or any adoption of any other provision of these Articles of Incorporation inconsistent with this paragraph shall apply to or adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, modification, repeal or adoption with respect to any acts or omissions of such director occurring prior to such amendment, modification, repeal or adoption.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by these Articles of Incorporation and the Florida Business Corporations Act; and all rights, preferences and privileges herein conferred upon shareholders by and pursuant to this Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII. Notwithstanding any other provision of these Articles of Incorporation to the contrary, and in addition to any other vote that may be required by law or the terms of these Articles of Incorporation, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the then outstanding shares of Voting Common Stock, voting together as a single class, shall be required to (i) amend, alter or repeal, or adopt any provision as part of this Articles of Incorporation inconsistent with the purpose and intent of, Article IV, Article V, Article VI, Article VII, this Article VIII or Article X (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article) or (ii) amend, alter or repeal, or adopt any provision as part of these Articles of Incorporation or the Corporation’s Bylaws inconsistent with the purpose and intent of, Sections 2.1, 2.2 and 2.12 or Articles VII or IX (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article or Section) of the Corporation’s Bylaws.

ARTICLE IX

Notwithstanding anything in these Articles to the contrary, the Corporation and the members of the Board of Directors (the “Directors”) shall at all times comply with the requirements of Sections 655.0385 and 655.0386 of the Florida Statutes. The Corporation acknowledges that the Directors and their respective affiliates and related investment funds may review the business plans and related proprietary information of other enterprises which may have products or services which may or may not compete directly or indirectly with those of the Corporation and its subsidiaries, and may trade in the securities of such enterprises. No Directors, any of their respective affiliates or related investment funds shall be precluded or in any way restricted from investing or participating in any particular enterprise, or trading in the securities thereof whether or not such enterprise has products or services that compete with those of the Corporation and its subsidiaries and affiliates. The Corporation expressly acknowledges and agrees that: (a) the Directors and their respective affiliates have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Corporation and its subsidiaries and affiliates; and (b) in the event that any Director or its affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation or any of its subsidiaries or affiliates, such Director or its affiliate shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries and affiliates, and, notwithstanding any provision of this Articles of Incorporation, the Bylaws or applicable law to the contrary, shall not be liable to the Corporation or any of its subsidiaries or affiliates or the shareholders of the Corporation for breach of any duty (contractual or otherwise) by reason of the fact that such Director or any of its affiliates thereof, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation.

ARTICLE X

A. Certain Definitions. For purposes of this Article X, the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation § 1.3822T shall include any successor provisions):

1. “Affiliate” shall have the meanings set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

2. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

3. “Entity” means an “entity” as defined in Treasury Regulation § 1.382-3(a).

4. “Expiration Date” means the earlier of (A) January 1, 2035, (B) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article X is no longer necessary for the preservation of Tax Benefits and (C) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier or later date in accordance with Article X, Section G.

5. “Five-Percent Shareholder” means an individual, an Entity or a Public Group” whose Ownership Interest Percentage is greater than or equal to 5% or who would be treated as a “5-percent shareholder” under Section 382 of the Code and applicable Treasury Regulations. For purposes of determining whether a Person is a Five-percent Shareholder, any options (as defined in Treasury Regulations) treated as owned by such Person shall be deemed exercised if the result is to cause such Person to be treated as a Five-percent Shareholder.

6. “Large Investor” means any Person that is identified as a Large Investor in a stock purchase agreement between such Person and the Corporation.

7. “Option” shall have the meaning set forth in Treasury Regulation §§1.382-2T(h)(4)(v) and 1.382-4(d)(9).

8. “Ownership Interest Percentage” means, as of any determination date, the percentage of the Corporation’s issued and outstanding Stock (not including treasury shares or shares subject to vesting in connection with compensatory arrangements with the Corporation) that an individual or Entity would be treated as owning for purposes of Section 382 of the Code, applying the following additional rules: (A) in the event that such individual or Entity, or any Affiliate of such individual or Entity, owns or is party to an Option with respect to Stock (including, for the avoidance of doubt, any cash-settled derivative contract that gives such individual or Entity a “long” exposure with respect to Stock), such individual, Entity or affiliate will be treated as owning an amount of Stock equal to the number of shares referenced by such Option, (B) for purposes of applying Treasury Regulation § 1.382-2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding shares of Stock that would be attributed to any such individual or Entity, (C) Section 382(l)(3)(A)(ii)(II) of the Code shall not apply and (D) any additional rules the Board of Directors may establish from time to time.

9. “Permissible Transferee” means a transferee that, immediately prior to any transfer, has an Ownership Interest Percentage equal to (A) zero percentage points, plus (B) any percentage attributable to a prior transfer from, or attribution of ownership from, a Large Investor or another Permissible Transferee.

10. “Person” means any individual, Entity, firm, corporation, partnership, trust association, limited liability company, limited liability partnership, governmental entity or other entity and shall include any successor (by merger or otherwise) of any such entity.

11. “Prohibited Transfer” means any purported transfer of Stock to the extent that such transfer is prohibited under this Article X.

12. “Public Group” means a “public group” as defined in Treasury Regulation §1.382-2T(f)(13).

13. “Stock” means (A) shares of Common Stock, (B) shares of Preferred Stock (other than shares of any class of Preferred Stock described in Section 1504(a)(4) of the Code) and (C) any other interest (other than any Option) that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

14. “Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any potential loss or deduction attributable to an existing “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

15. “Transfer” refers to any means of conveying record, beneficial or tax ownership (applying, in the case of tax ownership, applicable attribution rules for purposes of Section 382 of the Code) of Stock, whether such means is direct or indirect, voluntary or involuntary. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulations § 1.382-2T(h)(4)(v) and § 1.382-4(d)(9)).

16. “Transferee” means any Person to whom any such security is transferred.

17. “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

B. Transfer Restrictions. Solely for the purpose of permitting the utilization of the Tax Benefits to which the Corporation (or any other member of the consolidated group of which the Corporation is the common parent for U.S. federal income tax purposes) is or may be entitled pursuant to the Code and the regulations thereunder, the following restrictions shall apply until the Expiration Date, unless the Board of Directors has waived any such restrictions in accordance with Article X, Section G:

1. From and after the effective date of this Articles of Incorporation and prior to the Expiration Date, except as otherwise provided in this Article X, Section (B)(1), no individual or Entity other than the Corporation shall, except as provided in Article X, Section (C)(1) below, transfer to any individual or Entity any direct or indirect interest in any Stock or Options to acquire Stock to the extent that such transfer, if effective, would cause the Ownership Interest Percentage of the transferee or any other individual, Entity or Public Group to increase to 4.95 percent (4.95%) or above, or from 4.95% or above to a greater Ownership Interest Percentage or to the extent that such transfer would constitute a transfer to a Five-Percent Shareholder. Nothing in this Article X shall preclude the settlement of any transaction with respect to the Stock entered into through the facilities of any national securities exchange or over-the-counter market; provided, however, that the fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article X and the securities involved in such transaction, and the purported transferor and Purported Acquiror (as defined below) thereof, shall remain subject to the provisions of this Article X in respect of such transaction.

2. From and after the effective date of this Articles of Incorporation and prior to the Expiration Date, except as otherwise provided in this Article X, Section (C)(2), no Five-Percent Shareholder shall, except as provided in Article X, Section (C)(2) below, transfer to any individual or Entity any direct or indirect interest in any Stock or Options to acquire Stock owned by such Five-Percent Shareholder without the prior approval of the Board of Directors. Nothing in this Article X shall preclude the settlement of any transaction with respect to the

Stock entered into through the facilities of any national securities exchange or over-the-counter market; provided, however, that the fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article X, and the securities involved in such transaction, and the purported transferor and Purported Acquiror (as defined below) thereof, shall remain subject to the provisions of this Article X in respect of such transaction.

C. Permitted Transfers.

1. Any transfer that would otherwise be prohibited pursuant to Article X, Section (B)(1) shall nonetheless be permitted if (A) such transfer is made by a Large Investor to a Large Investor or a Permissible Transferee or by a Permissible Transferee to a Large Investor or a Permissible Transferee, (B) prior to such transfer being consummated (or, in the case of an involuntary transfer, as soon as practicable after the transaction is consummated), the Board of Directors, in its sole discretion, approves the transfer (such approval may relate to a transfer or series of identified transfers), (C) such transfer is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which all holders of Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Stock, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Stock, or (D) such transfer is a transfer by the Corporation to an underwriter or placement agent for distribution in a public offering, whether registered or conducted pursuant to an exception from registration; provided, however, that transfers by such underwriter or placement agent to purchasers in such offering remain subject to this Article X. In determining whether to approve a proposed transfer pursuant to Article X, Section (C)(1)(B), the Board of Directors may, in its sole discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel or an independent nationally recognized accounting firm selected by the Board of Directors on any matter, which may include an opinion with respect to the transfer not causing an “ownership change” or an “owner shift” within the meaning of Section 382 of the Code.

2. Any transfer that would otherwise be prohibited pursuant to Article X, Section (B)(2) shall nonetheless be permitted, provided that it is otherwise permitted by Article X, Section (B)(1), if applicable, if (A) such transfer is made by a Large Investor or a Permissible Transferee, (B) prior to such transfer being consummated (or, in the case of an involuntary transfer, as soon as practicable after the transaction is consummated), the Board of Directors, in its sole discretion, approves the transfer (such approval may relate to a transfer or series of identified transfers) or (C) such transfer is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which all holders of Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Stock, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Stock. In determining whether to approve a proposed transfer pursuant to Article X, Section (C)(2)(B), the Board of Directors may, in its sole discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel or an independent nationally recognized accounting firm selected by the Board of Directors on any matter, which may include an opinion with respect to the transfer not causing an “ownership change” or an “owner shift” within the meaning of Section 382 of the Code.

3. The Board of Directors may exercise the authority granted by this Article X, Section C through duly authorized officers or agents of the Corporation. The Board of Directors may establish a committee to determine whether to approve a proposed transfer or for any other purpose relating to this Article X. As a condition to the Corporation’s consideration of a request to approve a proposed transfer, the Board of Directors may require the transferor and/or transferee to reimburse or agree to reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to such proposed transfer, including, without limitation, the Corporation’s costs and expenses incurred in determining whether to authorize such proposed transfer.

D. Treatment of Prohibited Transfers. Unless the transfer is permitted as provided in Article X, Section C, any attempted transfer of Stock or Options in excess of the Stock or Options that could be transferred to the transferee without restriction under Article X, Section (B)(1) shall be prohibited, shall be null and void ab initio and shall not be effective to transfer ownership of such excess Stock or Options (the “Prohibited Shares”) to the purported acquiror thereof (the “Purported Acquiror”), who shall not be entitled to any rights as a shareholder of the Corporation with respect to such Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto).

1. Upon demand by the Corporation, the Purported Acquiror shall, within thirty (30) days of the date of such a demand, transfer or cause to be transferred any certificate or other evidence of purported ownership of Prohibited Shares within the Purported Acquiror’s possession or control, along with any dividends or other distributions paid by the Corporation with respect to any Prohibited Shares that were received by the Purported Acquiror (the “Prohibited Distributions”), to such Person as the Corporation shall designate to act as transfer agent for such Prohibited Shares (the “Agent”). If the Purported Acquiror has sold any Prohibited Shares to an unrelated party in an arm’s-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold such Prohibited Shares for the Agent, and in lieu of transferring such Prohibited Shares (and Prohibited Distributions with respect thereto) to the Agent shall transfer to the Agent any such Prohibited Distributions and the proceeds of such sale (the “Resale Proceeds”) except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of such Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to Article X, Section (D)(2) below if such Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of Prohibited Shares by the Purported Acquiror other than a transfer described in one of the first two sentences of this Article X, Section (D)(1) shall not be effective to transfer any ownership of such Prohibited Shares.

2. The Agent shall sell in one or more arm’s-length transactions any Prohibited Shares transferred to the Agent by the Purported Acquiror, provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Stock or otherwise would adversely affect the value of the Stock. The proceeds of such sale (the “Sales Proceeds”), or the Resale Proceeds, if applicable, shall be used to pay the expenses of the Agent in connection with its duties under this Article X, Section D with respect to such Prohibited Shares, and any excess shall be allocated to the Purported Acquiror up to the following amount: (A) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for such Prohibited Shares; and (B) where the purported transfer of Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value (as determined in good faith by the Board of Directors) of such Prohibited Shares at the time of such purported transfer. Subject to the succeeding provisions of this Article X, Section (D)(2), any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be transferred to an entity described in Section 501(c)(3) of the Code and selected by the Board of Directors or its designee; provided, however, that if the Prohibited Shares (including any Prohibited Shares arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.95% or greater Ownership Interest Percentage, then any such remaining amounts to the extent attributable to the disposition of the portion of such Prohibited Shares exceeding a 4.94% Ownership Interest Percentage shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. In no event shall any such amounts described in the preceding sentence inure to the benefit of the Purported Acquiror, the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent in connection with its duties under this Article X, Section D with respect to the related Prohibited Shares. Notwithstanding anything in this Article X to the contrary, the Corporation shall at all times be entitled to make application to any court of equitable jurisdiction within the State of Florida for an adjudication of the respective rights and interests of any Person in and to any Sale Proceeds, Resale Proceeds and Prohibited Distributions pursuant to this Article X and applicable law and for leave to pay such amounts into such court.

3. Within thirty (30) business days of learning of a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror, the Corporation may institute legal proceedings to compel such transfer; provided, however, that nothing in this Article X, Section (D)(3) shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and provided, further that failure of the Corporation to act within the time periods set out in this paragraph (c) shall not constitute a waiver of any right of the Corporation to compel any transfer required by Article X, Section (D)(1).

4. Upon a determination by the Corporation that there has been or is threatened a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation may take such action in addition to any action permitted by the preceding paragraph as it deems advisable to give effect to the provisions of this Article X, including, without limitation, refusing to give effect on the books of this Corporation to such purported transfer or instituting proceedings to enjoin such purported transfer.

E. Transferee Information. The Corporation may require as a condition to the approval of the transfer of any shares of its Stock or Options to acquire Stock pursuant to this Article X that the proposed transferee furnish to the Corporation all information requested by the Corporation and available to the proposed transferee and its affiliates with respect to the direct or indirect ownership interests of the proposed transferee (and of Persons to whom ownership interests of the proposed transferee would be attributed for purposes of Section 382 of the Code) in Stock or other options or rights to acquire Stock.

F. Legend on Certificates. All certificates evidencing ownership of shares of Stock that are subject to the restrictions on transfer contained in this Article X shall bear a conspicuous legend referencing the restrictions set forth in this Article X as follows:

“THE ARTICLES OF INCORPORATION OF THE CORPORATION, AS AMENDED, CONTAIN RESTRICTIONS PROHIBITING THE TRANSFER OF STOCK (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION THAT IS TREATED AS OWNED BY A FIVE-PERCENT SHAREHOLDER. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED ACQUIROR OF THE STOCK WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES TO CAUSE THE FIVE-PERCENT SHAREHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF ITS ARTICLES OF INCORPORATION, CONTAINING THE ABOVE REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

G. Waiver of Article X. The Board of Directors may, at any time prior to the Expiration Date, waive this Article X in respect of any or all transfers notwithstanding the effect or potential effect of such waiver on the Tax Benefits if it determines that such waiver is in the best interests of the Corporation, including as may be necessary for the safety and soundness of the Corporation or to comply with any order issued by an applicable bank regulatory authority. Any such determination to waive this Article X in respect of any or all transfers shall be filed with the Secretary of the Corporation. Nothing in this Article X shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

H. Board Authority.

1. The Board of Directors shall have the power to determine, in its sole discretion, all matters necessary for assessing compliance with this Article X, including, without limitation, the identification of Five-Percent Shareholders with respect to the Corporation within the meaning of Section 382 of the Code and the regulations thereunder; the owner shifts, within the meaning of Section 382 of the Code, that have previously taken place; the magnitude of the owner shift that would result from the proposed transaction; the effect of any reasonably foreseeable transactions by the Corporation or any other Person (including any transfer of Stock or Options to acquire Stock that the Corporation has no power to prevent, without regard to any knowledge on the part of the Corporation as to the likelihood of such transfer); the possible effects of an ownership change within the meaning of Section 382 of the Code and any other matters which the Board of Directors determines to be relevant. Moreover, the Corporation and the Board of Directors shall be entitled to rely in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, and the chief accounting officer of the Corporation and of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers, and other employees and agents in making the determinations and findings contemplated by this Article X to the fullest extent permitted by law. Any determination by the Board of Directors pursuant to this Article X shall be conclusive and binding on the Corporation, the Agent, and all other parties for all purposes of this Article X.

2. Nothing contained in this Article X shall limit the authority of the Board of Directors to take such other action, in its sole discretion, to the extent permitted by law as it deems necessary or advisable to preserve the Tax Benefits.

3. In the case of an ambiguity in the application of any of the provisions of this Article X, including any definition used herein, the Board of Directors shall have the power to determine, in its sole discretion, the application of such provisions with respect to any situation based on its belief, understanding or knowledge of the circumstances. In the event this Article X requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine, in its sole discretion, the action to be taken so long as such action is not contrary to the provisions of this Article X. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors shall be conclusive and binding on the Corporation, the Agent, and all other parties for all purposes of this Article X.

I. Liability. To the fullest extent permitted by law, any shareholder subject to the provisions of this Article X who knowingly violates the provisions of this Article X and any Persons controlling, controlled by or under common control with such shareholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with, resulting from or that are in any way attributable to such violation.

J. Severability. If any provision of this Article X or any application of such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

K. Benefits of Article X. Nothing in this Article X shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article X. This Article X shall be for the sole and exclusive benefit of the Corporation and the Agent.

ARTICLE XI

The initial registered office of this Corporation shall be located at the City of Doral, the County of Miami-Dade, State of Florida, and its address there shall be, at present, 2301 N.W. 87th Avenue, Doral, Florida 33172, and the initial registered agent of the Corporation at that address shall be Jalal Shehadeh. The Corporation may change its registered agent or the location of its registered office, or both, from time to time without amendment of these Articles of Incorporation.

ARTICLE XII

The name and street address of the person signing these Articles of Incorporation as Incorporator are: 2301 N.W. 87th Avenue, Doral, Florida 33172.

IN WITNESS WHEREOF, the undersigned does hereby make and file these Articles of Incorporation declaring and certifying that the facts stated here are true, and hereby subscribes thereto and hereunto sets his hand this 18 day of November, 2021.

/s/ Luis de la Aguilera
Luis de la Aguilera

CERTIFICATE DESIGNATING PLACE OF BUSINESS FOR THE

SERVICE OF PROCESS WITHIN FLORIDA AND REGISTERED

AGENT UPON WHOM PROCESS MAY BE SERVED

In compliance with Sections 48.091 and 607.0501. Florida Statutes, the following is submitted:

USCB Financial Holdings, Inc. (the “Corporation”) desiring to organize as a domestic corporation or qualify under the laws of the State of Florida has named and designated Jalal Shehadeh as its Registered Agent to accept service of process within the State of Florida with its registered office located at 2301 NW 87th Avenue, Doral, Florida 33172.

ACKNOWLEDGMENT

Having been named as Registered Agent for the Corporation at the place designated in this Certificate, I hereby agree to act in this capacity; and I am familiar with and accept the obligations relating to service as a registered agent, as the same may apply to the Corporation; and I further agree to comply with the provisions of Florida Statutes, Section 48,091 and all other statutes, all as the same may apply to the Corporation relating to the proper and complete performance of my duties as Registered Agent.

Dated this 18th day of November, 2021.

/s/ Jalal Shehadeh
Jalal Shehadeh, Registered Agent